Shareholder Meeting Results

A Special Meeting of Shareholders (the "Meeting") of Scudder Classic Growth Fund (the "Fund") was held on December 17, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the shareholders (the resulting votes for each matter are presented below).

1. To approve a new Investment Management Agreement for the Fund with Scudder Kemper Investments, Inc.


                                Number of Votes:
                                ----------------

      For               Against               Abstain          Broker Non-Votes*
      ---               -------               -------          -----------------

   4,977,316             63,743                65,733                  0


2.   To approve the revision of the Fund's fundamental lending policy.


                                Number of Votes:
                                ----------------


      For               Against               Abstain          Broker Non-Votes*
      ---               -------               -------          -----------------

   4,572,082            105,164                84,030               345,516


--------------------------------------------------------------------------------

* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.


                        26 - Scudder Classic Growth Fund